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                       February 23, 2021

       Bradley S. Jacobs
       Chairman and Chief Executive Officer
       XPO Logistics, Inc.
       Five American Lane
       Greenwich, CT 06831

                                                        Re: XPO Logistics, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Filed February 10,
2020
                                                            File No. 001-32172

       Dear Mr. Jacobs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation